Exhibit 99.1
January 16, 2008
Jayhawk Energy, Inc. Announces the Acquisition of a Light Oil Play
 in North Dakota and the Closing of a $4,000,000 Financing

BROOMFIELD, Colo.--(BUSINESS WIRE)--Jayhawk Energy, Inc. (OTCBB:JYHW) (News “Jayhawk”) announces the signing of a purchase and sale agreement for the acquisition of the Candak property from JED OIL (USA) INC.

This acquisition places Jayhawk into a daily 65bbls net of light oil production and operation in the Candak property. Jayhawk also acquires a 15,500-acre land position with this acquisition. The lands are strategic in a highly active area by other operators in the Williston Basin play in North Dakota and across the border into Canada. Candak’s stable production of light oil from its low well count and significant undeveloped land base places Jayhawk in a high potential growth position to develop the light oil play. The closing on this transaction is expected to occur on January 25th, 2008.

“This is the first of our strategic acquisitions,” stated Lindsay Gorrill, President & CEO of Jayhawk Energy, “as we continue to fulfill our strategic plan in targeting light crude opportunities in addition to developing our Uniontown CBM play in Kansas.”

Gorrill has identified multiple upside potentials of adding multi laterals in existing horizontal wells and stimulations to existing wells, stepping out from existing stable producers, and executing additional drilling targets in single or multi lateral new drills in the significant acreage size. “The Candak property is a strategic start with a length of integrity and upsides over time for Jayhawk and its shareholders,” Mr. Gorrill added.

To finance the acquisition of the Candak property, Jayhawk completed a private placement of approximately $4,000,000. Specifically, Jayhawk sold 2,666,667 units at a purchase price of $1.50 per unit, each unit consisting of (a) one share of common stock, $.001 par value per share and (b) one warrant which will provide to the holder the right to purchase one share of Jayhawk’s common stock at a purchase price of $1.60 and which expires one year from the date that Jayhawk accepted the subscription.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.